EXHIBIT 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned (the “Parties”) agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) (the “Schedule 13D) with respect to the common stock, $0.0001 par value per share (the “Common Stock”), of etrials Worldwide, Inc. (the “Company”), and further agree that this joint filing agreement shall be included as an exhibit to such joint filings.

The Parties agree that each Party is responsible for the timely filing of such statement on Schedule 13D (including any and all amendments thereto), and for the accuracy and completeness of the information concerning such party contained therein, except that no Party is responsible for the accuracy or completeness of the information concerning any other Party, unless such Party knows or has reason to believe that such information is inaccurate or incomplete.

The Parties agree that each Party is acting jointly with the other Parties solely to notify the Company’s Board of Directors (the “Board”) that the Parties are dissatisfied with the current status of the Company and that the Parties would like to suggest and discuss the following:

(a)
that the non-productive expansion of the Company’s overhead caused by the former CEO of the Company needs to be reduced immediately and the billable utilization rate of operating employees needs to be increased in order to reduce ongoing quarterly losses;

(b)	that the Board should announce and execute a stock repurchase plan of up to $2 million as soon as possible and continue this program through June 30, 2009;
(c)
that the Board should authorize management to immediately retain an investment banker to assess the Company’s strategic value and recommend alternatives to enhance shareholder value including the potential solicitation of offers for the Company; and

(d)
that the Board should elect, Scott Nussbaum, from Broadlawn Capital (a large institutional holder of Common Stock), to fill the current open director seat, and the Board should elect Peter Coker a director, as Mr. Coker is willing to return to the Board now that the former CEO has resigned.

The Parties disclaim any membership to a group for purposes of the Securities Exchange Act of 1934, as amended, and further agree that immediately upon termination of the Parties’ discussions with the Company concerning the purposes outlined in the preceding paragraph, any group that may be deemed to exist among the Parties shall automatically dissolve, and as such shall file an amendment to the Schedule 13D disclosing the dissolution of any group that may be deemed to exist in connection therewith.

Each Party agrees to pay its pro-rata portion (based upon such Party’s ownership of Common Stock, including vested options to purchase Common Stock) of the costs and expenses incurred in connection with the preparation and filing of the Schedule 13D and any amendments thereto.

This joint filing agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all such counterparts shall together constitute for all purposes one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this joint filing agreement as of July 25, 2008.

/s/ Fred F. Nazem
Fred F. Nazem

/s/ Peter L. Coker
Peter L. Coker

/s/ James W. Clark, Jr.
James W. Clark, Jr.

/s/ John K. Cline
John K. Cline

/s/ Wesley D. Kremer
Wesley D. Kremer

/s/ James J. Conklin
James J. Conklin

/s/ Thomas Davis
Thomas Davis

/s/ John A. Fahlberg
John A. Fahlberg

/s/ Rodney Long
Rodney Long

/s/ David Long
David Long

/s/ Scott Nussbaum
Scott Nussbaum

/s/ Scott Fitzgerald
Scott Fitzgerald

QUINTER, INC.

By: /s/ Staley Scott Fitzgerald
Name: Staley Scott Fitzgerald
Title: Vice President

BROADLAWN CAPITAL, LLC

By: /s/ Jon Bloom
Name: Jon Bloom
Title: Managing Partner

BROADLAWN MASTER FUND, LTD.

By: /s/ Jon Bloom
Name: Jon Bloom
Title: Managing Partner

BLOCK CAPITAL MASTER FUND, LP

By: /s/ Scott Nussbaum
Name: Scott Nussbaum
Title: Principal